EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 24, 2003 relating to the financial statements and financial statement schedule of America West Holdings Corporation, which appear in America West Holdings Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
August 10, 2004